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First United Earns BauerFinancial’s 5-Star Rating for Third Consecutive Year

OAKLAND, Md. – April 22, 2020 – First United Corporation, (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Company” or “First United”), today announced that it has earned a five-star rating from BauerFinancial, the nation’s leading independent bank and credit union rating and research firm.

This marks the third consecutive year that First United has received this recognition. A five-star rating indicates that a bank excels in areas of capital adequacy, profitability and asset quality, among other key metrics.

“We are pleased to be recognized by BauerFinancial with their highest star rating,” said Carissa Rodeheaver, CEO, President and Chairman of the Board of Directors, First United. “This recognition underscores the success of our management team and Board in developing and executing a strategy that has created and protected value for First United’s shareholders. We are confident we will continue to do so. Moreover, it is the strength and resiliency of our business that Bauer is recognizing us with this rating. It enables us to support our customers and communities throughout the economic cycle, including as they navigate the difficult macro operating environment.”

“As the president of BauerFinancial, I am often asked what it takes to be a 5-Star bank,” reflects Karen Dorway, president of the research firm. “Like so many other things in life, success in banking boils down to knowledge. Knowledge of banking, of course, but knowledge of its customers and the communities the bank serves are equally important. This intimacy enables the bank to steer clear of danger and work with customers for a common goal. It’s what gets so many community banks, like First United Bank & Trust, through the tough times unscathed.”

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers (the "Bank"), and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. First United Corporation's website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (the “SEC”) entitled “Risk Factors”.

Important Additional Information

First United, its directors and certain of its executive officers will be deemed to be participants in the solicitation of proxies from First United’s shareholders in connection with First United’s 2020 annual meeting of shareholders. First United has filed a definitive proxy statement and a BLUE proxy card with the SEC in connection with any such solicitation of proxies from First United shareholders. SHAREHOLDERS OF FIRST UNITED ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING BLUE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with First United’s 2020 annual meeting of shareholders. Shareholders can obtain the definitive proxy statement, any amendments or supplements to the proxy statement and other documents filed by First United with the SEC at no charge at the SEC’s website www.sec.gov. Copies are also available at no charge at First United’s website at http://investors.mybank.com/.

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